Exhibit 10.6

JOHN J. BARRY III
c/o Bonds.com Holdings, Inc.
1515 South Federal Highway, Suite 212A
Boca Raton, Florida 33432

December 21, 2007

IPORUSSIA, Inc.
1515 South Federal Highway, Suite 212
Boca Raton, Florida 33432
Attention: Chief Executive Officer

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 21, 2007, by and among IPORUSSIA, Inc., a Delaware corporation (“Parent”), Bonds.com Holdings Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and Bonds.com Holdings, Inc., a privately-held Delaware corporation. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Merger Agreement.

The undersigned hereby agrees with Parent that the undersigned will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, any of the shares of common stock, par value $0.0001, of the Company (the “Common Stock”) that the undersigned presently owns or may acquire after the date hereof, except in accordance with the terms set forth herein, from the period (the “Period”) commencing on the Closing Date and expiring on the date that is twelve (12) months following the Closing Date; provided, however, that the undersigned may transfer such shares of Common Stock to a family member, one or more trusts whose beneficiaries include only the undersigned and/or family members of the undersigned, or an entity whose capital stock and voting stock is wholly owned by the undersigned and/or family members of the undersigned, upon written notification to the Company, as long as the transferee signs an agreement with the Company that is identical to this letter agreement; provided, further, that commencing on the date that is six (6) months following the Closing Date, during every ninety (90) day period thereafter, the undersigned may sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of shares of Common Stock owned by the undersigned in an amount not to exceed one percent (1%) of the outstanding shares of Common Stock of the Company, in the aggregate. Notwithstanding the foregoing, the undersigned may transfer shares of Common Stock owned by the undersigned with the prior written unanimous consent of the members of the board of directors of Parent.

During the Period, the undersigned shall retain all rights of ownership in the Common Stock, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

This letter agreement and the rights and obligations of the parties hereunder shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Delivery by fax or electronic image of an executed counterpart of a signature page to this letter agreement shall be effective as delivery of an original executed counterpart of this letter agreement.

/s/ John J. Barry III
John J. Barry III

ACKNOWLEDGED AND AGREED:

IPORUSSIA, INC.

By: /s/ Kevin R. Keating

Name: Kevin R. Keating
Title: President and Director